UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 5, 2005

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 2.02  Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition". Additionally, on May 5, 2005, LabOne, Inc. issued a press release announcing, among other things, its results for the quarter ended March 31, 2005. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Content of LabOne Conference Call held May 5, 2005

The following report is about LabOne's first quarter 2005. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue, margins, earnings, tax rates, expansion of services and scope of operations, including laboratory construction, integration of operations and improvements in operating efficiencies, and business growth. Forward-looking statements are not guarantees of future performance or results. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, contractual and logistical limitations, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2004 Annual Report on Form 10-K.

In the first quarter 2005, revenues increased 10% and operating earnings increased 18% compared to the same period last year. The 6% increase in risk assessment revenues over the first quarter 2004 comprised a 4% decline in life insurance laboratory testing revenues, a 13% increase in paramedical examination revenues reflecting 8% associated with the acquisition of a Canadian paramedical company in April, 2004 and 5% organic growth, and a 7% increase in other insurance services revenues. Combined, this resulted in a 3% increase in operating earnings for risk assessment services compared to the first quarter 2004.

Healthcare testing revenues increased 11% and the associated operating earnings increased 41% during the quarter compared to 2004. The improvement in operating earnings reflects increased capacity utilization and continued improvements in cost reduction initiatives impacting all three of our laboratory testing sites. As you may have previously noted, we have recently executed another major managed care agreement which will become effective during the second quarter of this year. As a final note regarding our healthcare testing operations, we remain on target with the transition to our new laboratory facility in Cincinnati at the beginning of the third quarter this year.

Substance abuse testing revenues increased 41% compared to the first quarter of 2004. Excluding the impact of the acquisition of Northwest Toxicology at the end of the first quarter in 2004, substance abuse revenues increased 23% during the first quarter of 2005, partially reflecting continued improvements in pre-employment market conditions. Regarding our CFO search, we have made progress in our identification of candidates for this position. Because of the timing of the availability of a potential successor, John has agreed to extend his employment until the later of June 30, 2005 or until such permanent successor is employed by the Company.

During the quarter, total requisitions exceeded last year, driven by growth in healthcare and employment services. Healthcare requisitions were 1,157,000 compared with 1,063,000 last year. Gross margins for the healthcare division were 43% compared with 38% last year, boosted by better margins in Cincinnati, Lenexa and Central Plains laboratory operations and an average selling price per requisition of $38.08 compared to $36.39 in the first quarter 2004. Improvements in the average selling price have been driven by test mix changes and price increases implemented this year.

Insurance applicants were 1,177,000 which was 9% lower than the same period a year ago. Average revenue per applicant tested increased to $13.36 from $12.84 in the first quarter 2004, while gross margins were 49% compared with 46% last year. Gross margins improved due to increased average selling price, associated with additional testing per applicant, and lower labor and supply expense.

Substance abuse donor volume increased 36% to 855,000 samples, driven by 23% organic growth and the addition of acquired samples from Northwest Toxicology. Gross margins for the quarter were 28% compared with 30% in the prior year. While substance abuse revenues increased 41% compared to the first quarter last year, operating income was hampered by the voluntary discontinuation of hair testing at Northwest Toxicology early in 2004 and overhead expenses related to moving into the new facility in Salt Lake City during the first quarter of 2005. Average selling price in Kansas City improved to $12.23 compared to $12.13 in the first quarter of 2004, as oral fluid testing volume increased significantly. Northwest Toxicology saw increased demand for medical professional panels and new esoteric tests.

Our laboratory management team's efforts to complete send-out and supply initiatives in the Cincinnati laboratory paid off in the first quarter. Gross margins are ahead of plan, while our focus has turned to completion of the new facility.

During the first quarter, we substantially completed our initiative to adopt image directed cytology. With the aid of imaging, we have expanded our cytology capacity and internalized over 90% of our volume. Reimbursements for image directed cytology have been adequate to support our plan. Furthermore, we are observing increases in direct ordering of HPV screens associated with cytology samples.

Revenues for the first quarter were $124.3 million compared to $112.8 million for the first quarter, 2004. Compared to revenues for the same quarter last year, risk assessment services increased 6% to $67.1 million, healthcare increased 11% to $46.0 million and substance abuse testing increased 41% to $11.2 million. Excluding the impact of the acquisition of Northwest Toxicology in March, 2004,substance abuse testing revenues increased 23% compared to the first quarter last year. The company reported net income of $6.9 million or $0.39 per diluted share compared to $5.9 million or $0.34 per diluted share for the first quarter, 2004.

Operating earnings for the first quarter were $12.7 million compared to $10.7 million the same period last year; an increase of $2.0 million or 18%. First quarter 2005 operating earnings comprised $12.7 million for risk assessment, $9.6 million for healthcare and $1.4 million for substance abuse testing, offset by $11.0 million for corporate selling, general and administrative expenses. This compares to operating earnings of $12.3 million for risk assessment, $6.8 million for healthcare and $1.3 million for substance abuse testing, offset by $9.7 million for corporate selling, general and administrative expenses for the same period in 2004. For the first quarter 2005, operating earnings included $0.1 million associated with the acquisition of Northwest Toxicology.

Working capital increased $7.3 million compared to December 31, 2004 principally attributable to an increase in cash and cash equivalent balances and accounts receivable. Long-term debt and current maturities of $113.3 million was relatively flat compared to the end of last year. Net cash from operations for the quarter was $13.6 million compared to $8.5 million for 2004. Capital expenditures during the first quarter were $8.8 million compared to $3.6 million in 2004.

Question and Answer Session:

Q:    Can you give a little bit more color on the trends in the risk assessment business, and what you're seeing there, and if there's any intentional strategy of trading off volume for better pricing, et cetera?

A:    As far as the trends in the risk assessment business, the MIB showed the life insurance applications off by about 5%, plus there's been a little firming up in the pricing in the insurance marketplace with some disassociation in the reinsurance marketplace and then of course competitive pressures. But as we noted in our comments, we did have a nice increase in our operating earnings with our risk assessment business, in spite of the industry trends, and continue to experience good success on the paramedical side.

Q:    So you're not necessarily strategically trying to tear out lower cost business versus higher?

A:    Certainly - no, there's no conscious effort to do that, but we always like the higher margin business.

Q:    You mentioned the moving costs that affected the one segment. Can you quantify that?

A:    Yes, in the first quarter, there was about $88,000 expense related to the new building move at Northwest Toxicology.

Q:    You mentioned price per accession, the average pricing, in the healthcare area of $38 versus just over $36, being driven by test mix and price increases. Any idea of the magnitude or the relative proportion of the mix versus the absolute?

A:    No, we haven't disclosed that specifically. But I will tell you that the mix is related to the cytology. We talked about image directed reimbursements. We also talked about HPV, and we did have the price increase at the beginning of the year.

Q:    You mentioned the agreement with United. Can you talk a little bit more about what that contract means; is it more of a hunting license, or is there actual volume out there that's there for the taking; maybe a little bit more color on that in general?

A:    Yes, it is a hunting license. I think as we've probably mentioned before, we were not in network in Kansas City with United, so that should be obviously helpful for us. But in other markets, it certainly is a clear path to direct marketing with physicians.

Q:    So in Kansas City there's theoretically volume that you're touching already that you can keep in house?

A:    That is correct.

Q:    Can you give us any kind of an update on your exposure to TennCare? I think that they finally have sort of a modified settlement arrangement of how they're going to put cutbacks to the Medicaid program there.

A:    Yes, I would say at this time I'm not sure that even TennCare knows what the final resolution is going to be. Last that I had seen, it keeps going back to whether or not there's legal jurisdiction to dis-enroll about 350,000 lives. So I don't know that's altogether clear. As I think we have mentioned before, it would be premature for us to anticipate what could happen to the entire market of Tennessee. But as a reminder, a couple of years ago that market was divided into basically five different zones, and we're not servicing all those zones. So the good news could potentially be that we would expand our services geographically, and the bad news would be that some proportion of the population that would no longer be covered by TennCare could be dis-enrolled from us providing testing services. It's premature to know exactly which way that'll go. Of the lives that are destined to stay on the plan, at least from the information we have today, they talk a lot about the children. If you'll recall, last time there was a bifurcation of the children in the plan, that all fell to Blue Cross Blue Shield of Tennessee, which in turn fell to LabOne. So right now we're trying to sort it out just as you are.

Q:    As far as some of the more recent HMO signings, are you starting to see any impact on revenue at this point, and if not, do you have any kind of a timeframe on that or is it really hinging on capacity expanding with the Cincinnati lab open?

A:    There's a little bit of both, but I think as you probably saw in the last 8-K that was filed, the new agreement begins in the second quarter. We've started to see some impact from Cigna in the first quarter, and that will continue to ramp up. We are taking a systematic approach to increasing our marketing efforts for the markets that will be serviced by Cincinnati, because obviously we don't have a lot of excess capacity today, and that'll all change in the first of the third quarter.

Q:    As far as adding sales reps, has there been any activity on that front in the first quarter?

A:    As far as adding additional sales representatives, in some of the newer markets we have added some that we think will be very valuable sales members to the team that will produce some new business.

Q:    We assume the guidance of $1.74 is still good for the year, John?

A:    Our guidance was $1.68, including the impact of the expensing of stock options. As a practical matter, although the SEC typically trumps the FASB, FASB has not formally adopted that, so we're not changing that guidance. As far as we know, we're still planning to expense options in the third and fourth quarter.

Q:    What about healthcare? Are we still expecting revenue growth of 15% to 16%? Is that still achievable in 2005?

A:    Yes, we're still on plan for that. Our expectations during the first quarter were met with the actual results.

Q:    Can you give us a sense of how quickly you can rebound the profitability in the substance abuse segment? Do you expect it to be down for the year as a result of the hair effect?

A:    We do have some ground to make up from the hair testing we let go last year. As indicated in the call, we're pretty happy with the increase in MedPro volume, that's a road we've got to hoe to close the gap. It was shortly after the acquisition that we discontinued hair testing. So when looking at sequential quarter-to-quarter comparisons, you're going to see less impact in quarter-to-quarter comparisons because a significant portion of it was dropped already by the second quarter of 2004. Just it was in place immediately upon the acquisition in 2004.

Q:    Any comment on the acquisition landscape in general? Can we expect to see an announcement here in the near term?

A:    I couldn't comment on whether you expect to see an announcement at any term.

Q:    Over the last couple of quarters the healthcare revenues have slowed a little bit. When the doors open in Cincinnati, is there some pent up revenue that could be generated from just opening that door that we just don't see yet? And do we see sort of a reacceleration of the revenue growth once Cincinnati opens?

A:    If you look at our Cincinnati laboratory; and again the move is scheduled for July, and we are on target for that; we have hired some additional salespeople in the Cincinnati marketplace. Not only are we trying to increase our market share in the Cincinnati area, but in some of the populated areas surrounding Cincinnati. We're aggressively marketing in those areas, and certainly we have ambitious plans for a nice top line increase with our laboratory in Cincinnati.

Q:    How close are the margins in Cincinnati to where you would like them to be at this moment, given the structure? Do we see some more margin improvement?

A:    We had margin improvement with all three laboratories with the excellent job that Mike Assetla and his folks have done in the laboratory. Particularly in the Cincinnati laboratories, we have talked about we anticipated margin improvement with what we've done with the send outs and supplies, and certainly that materialized in the first quarter at Cincinnati, and we would anticipate still further increases in the margins. We're pretty happy with where margins are through March in Cincinnati. I mentioned that we were on or ahead of plan. So that's a good story, and to circle back to the pent up demand, I think maybe it could be best characterized by our knowing that we're about to have pending capacity there. We've begun certain initiatives in markets surrounding Cincinnati to start to generate that revenue growth. But we are anticipating that revenue growth will be coming online between now and the time the building comes online, and beyond that, and the building will be prepared to handle it. The addition of newer automation, as well as a better ergonomically designed facility has got to improve margins once the facility has opened.

Q:    Tax rate was up over 40 percent, seemed high. Was there anything unusual, or is that something that we're going to see going forward? And then secondly, Sarbanes-Oxley costs this year versus last year, how does that look relatively speaking?

A:    Regarding the tax rate, we commented on the fourth quarter call that because of the recognition of that deferred tax asset rather than recognizing it as it was earned through Kansas taxable income, that the effective rate was going to go up to 40 percent, so it's in line with what we said. I will tell you that in the first quarter of this year, our Sarbanes-Oxley costs are significantly less than what they were in the fourth quarter of last year, of course there's a bit of bubble that happens in the third and fourth quarter. But it appears at least from the indications of the cost of the engagements that we have from KPMG as our auditor, and PricewaterhouseCoopers as our internal auditor that those costs will be down compared to 2004.

Q:    I'd like some discussion on obviously you're gaining traction with the bigger managed care plans that's starting to take place. Instead of looking at specific rollout expectations, I thought maybe you could comment a little bit on why you think you're now starting to gain traction there, what is it about LabOne that's now becoming more attractive to the managed care plans? Is it more what you guys are doing, or is it something that the bigger guys aren't doing? Why do you think you're now starting to get on these panels?

A:    I think LabOne really presents another great alternative to some of the managed care companies out there. And our folks that are going out and aggressively marketing to those managed care companies are really doing a good job telling the story in terms of what LabOne has to offer. And with some of the managed care agreements with the market share in the Kansas City area, it gives us a good opportunity to pick up some business. It really is a fishing license in other marketplaces. But it's particularly important to have that fishing license if you're going to go out and get that business. And again I think LabOne just offers a good alternative to what the other two big commercial laboratories have to offer.

Item 9.01  Financial Statements and Exhibits

c.  Exhibits

99.1  Press release of LabOne, Inc. dated May 5, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: May 6, 2005	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer